Exhibit 4.5

RESTRICTED STOCK AWARD AGREEMENT

CHRONOSCALE HOLDINGS CORPORATION

This Restricted Stock Award Agreement (the “Agreement”), dated as of the “Award Date” set forth in the attached Exhibit A (the “Award Date”), is entered into between ChronoScale Holdings Corporation, a Nevada corporation (the “Company”), and the individual named in Exhibit A hereto (the “Participant”).

WHEREAS, the Company desires to provide the Participant an incentive to participate in the success and growth of the Company through the opportunity to earn a proprietary interest in the Company; and

WHEREAS, to give effect to the foregoing intention, the Company desires to grant the Participant a Restricted Stock Award, pursuant to the ChronoScale Holdings Corporation 2026 Omnibus Equity Incentive Plan (as amended, restated or otherwise modified, from time to time, the “Plan”);

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for good and valuable consideration, the parties hereto agree as follows:

1. Award. The Company hereby awards the Participant a Restricted Stock Award for the number of restricted shares of Common Stock (each a “Restricted Share” and collectively the “Restricted Shares”) set forth in Exhibit A hereto, subject to the terms and conditions set forth herein and the provisions of the Plan, the terms of which are incorporated herein by reference. Capitalized terms used but not otherwise defined in this Agreement shall have the meanings as set forth in the Plan.

2. Restrictions on Sale or Other Transfer. Each Restricted Share awarded to the Participant pursuant to this Agreement shall be subject to acquisition by the Company and may not be sold, transferred, assigned or pledged or otherwise be the subject of any disposition during the “Restriction Period” as defined below and any purported sale, transfer, assignment or pledge shall be null and void ab initio. Each Restricted Share shall be held physically or in book entry form with the Company’s transfer agent until the restrictions set forth above with respect to such Restricted Share lapse in accordance with the provisions of Section 3 or until such Restricted Share is forfeited pursuant to Section 3. Restricted Shares shall be delivered to the Participant only when and to the extent that the restrictions set forth in Section 3 with respect to such Restricted Shares lapse.

3. Restriction Period. The Restricted Shares shall become vested, and the restrictions applicable to the Restricted Shares shall lapse (such period, the “Restriction Period”) as set forth in Exhibit A. Subject to the terms of this Agreement, the Participant shall forfeit the Restricted Shares to the extent that the Participant does not satisfy the applicable vesting requirements set forth in Exhibit A.

4. Rights as Shareholder. Except with respect to the restrictions set forth in Section 2 above, upon the issuance to the Participant of Restricted Shares hereunder, the Participant shall have all the rights of a shareholder of Common Stock with respect to such Restricted Shares, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto; provided, however, that such dividends and other distributions shall be retained by the Company for the Participant’s account and for delivery to the Participant, together with the Restricted Shares as and when said restrictions and conditions shall have been satisfied, expired or lapsed.

5. Covenants Agreement. The Restricted Shares are conditioned on the Participant’s execution of the Employee Non-Disclosure, Invention Assignment and Restrictive Covenants Agreement attached hereto as Exhibit B (as amended, restated, or otherwise modified from time to time, the “Restrictive Covenants Agreement”), and the Participant’s compliance with its terms. The Restricted Shares, whether or not the Restriction Period has lapsed in whole or in part, shall be subject to forfeiture at the election of the Company, without payment of consideration, in the event that the Participant breaches the Restrictive Covenants Agreement, or any other agreement between the Participant and the Company or any of its Affiliates with respect to noncompetition, nonsolicitation, no-hire, nondisparagement, assignment of inventions and contributions and/or nondisclosure obligations of the Participant (a “Covenant Breach”).

To the maximum extent permitted by applicable law, to the extent that the Participant previously sold, transferred, or otherwise disposed of all or any portion of any shares of Common Stock on or prior to the date of the Covenant Breach, whether voluntarily or involuntarily, the Company shall have the right to claw back, and the Participant shall immediately pay to the Company in cash, an amount per share equal to one hundred percent (100%) of the aggregate amount of proceeds received by the Participant (or any designee of the Participant, including any dependent or beneficiary of the Participant) with respect to the sale, transfer or other disposition of each such share of Common Stock, without any deduction for transaction costs, broker fees, taxes, or other expenses similar to any of the foregoing. For avoidance of doubt, the Company’s remedies pursuant to this Section 5 shall not be deemed an election of remedies precluding the further exercise of remedies.

For illustration purposes only, in the event that (i) the Participant was awarded 50,000 Restricted Shares, (ii) the Fair Market Value per share of Common Stock was $5.00 when the Restriction Period lapsed, (iii) the Participant sold 20,000 of such shares of Common Stock for a purchase price of $10.00 per share (for aggregate proceeds of $200,000), and (iv) a Covenant Breach subsequently occurs, then (A) the Company shall have the right to elect for the remaining 30,000 shares of Common Stock to be forfeited, without payment of consideration, and (B) the Participant shall be required to immediately pay to the Company, in cash, $200,000, which is one hundred percent (100%) of the aggregate proceeds received in connection with the sale of the 20,000 shares of Common Stock (i.e., $200,000).

6. Forfeiture. Except to the extent otherwise provided in Exhibit A, upon termination of the Participant’s Continuous Service with the Company and its Subsidiaries, any Restricted Shares as to which the Restriction Period has not then lapsed shall (together with any dividends or distributions paid or declared thereon) be forfeited by the Participant and such Restricted Shares (together with any dividends or distributions paid or declared thereon) shall thereupon be transferred to the Company at no cost to the Company. The forfeiture provisions set forth in this Section 6 are in addition to, and not in limitation of, the forfeiture and clawback rights set forth in Section 5.

7. Acceptance. To accept the Restricted Shares, please execute and return this Agreement where indicated (including acceptance via an electronic platform maintained by the Company or a third party administrator engaged by the Company) no later than six (6) months from the Award Date (the “Acceptance Deadline”). By executing this Agreement and accepting the Participant’s Restricted Shares, the Participant will have agreed to all the terms and conditions set forth in this Agreement and the Plan. The grant of the Restricted Shares will be considered null and void, and acceptance of the Restricted Shares will be of no effect, if the Participant does not execute and return this Agreement by the Acceptance Deadline.

8. Government Regulations. Notwithstanding anything contained herein to the contrary, the Company’s obligation hereunder to issue or deliver shares of Common Stock shall be subject to Applicable Law.

9. Investment Purpose. The Participant represents and warrants that unless the Restricted Shares are registered under the Securities Act of 1933, as amended (the “Securities Act”), any and all shares of Common Stock acquired by the Participant under this Agreement will be acquired for investment for the Participant’s own account and not with a view to, for resale in connection with, or with an intent of participating directly or indirectly in, any distribution of such shares of Common Stock within the meaning of the Securities Act. The Participant agrees not to sell, transfer or otherwise dispose of such shares unless they are either (1) registered under the Securities Act and all Applicable Laws, or (2) exempt from such registration in the opinion of Company counsel.

10. Securities Law Restrictions. Regardless of whether the offering and sale of shares of Restricted Shares pursuant to this Agreement and the Plan have been registered under the Securities Act, or have been registered or qualified under the securities laws of any state, the Company at its sole and absolute discretion may impose restrictions upon the sale, pledge or other transfer of such shares of Common Stock (including the placement of appropriate legends on stock certificates or the imposition of stop-transfer instructions) if, in the judgment of the Company, such restrictions are necessary in order to achieve compliance with Applicable Law.

11. Lock-Up Agreement. The Participant hereby agrees that in the event that the Restriction Period lapses with respect to any of the Restricted Shares at a time during which any directors or officers of the Company have agreed with one or more underwriters not to sell securities of the Company, then Participant shall enter into an agreement, in form and substance satisfactory to the Company, pursuant to which the Participant shall agree to restrictions on transferability of such Restricted Shares, and any Restricted Shares for which the Restriction Period may lapse during such time, comparable to the restrictions agreed upon by such directors or officers of the Company.

12. Withholding Taxes. The Company shall have the right to require the Participant to remit to the Company, or to withhold from amounts payable to the Participant, as compensation or otherwise, the minimum statutory amount required to satisfy all federal, state and local income tax withholding requirements and the Participant’s share of applicable employment withholding taxes including, without limitation, any such income or employment taxes resulting from (i) the expiration of restrictions set forth hereunder that are applicable to any Restricted Shares or (ii) an election made by the Participant under Section 83(b) of the Code.

13. Participant Representations. The Participant has reviewed with the Participant’s own tax advisors the federal, state, local and foreign tax consequences of the transactions contemplated by this Agreement. The Participant is relying solely on such advisors, and not on any statements or representations of the Company or any of its Affiliates or their agents, if any, made to the Participant. The Participant understands that the Participant (and not the Company) shall be responsible for the Participant’s own liability arising as a result of the transactions contemplated by this Agreement.

14. Section 83(b) Election. The Participant hereby acknowledges that the Participant has been informed that, with respect to the Restricted Shares, the Participant may file an election with the Internal Revenue Service, within 30 days of the execution of this Agreement, electing pursuant to Section 83(b) of the Code to be taxed currently on any difference between the purchase price of the Restricted Shares and their fair market value on the date of purchase. Absent such an election, taxable income will be measured and recognized by the Participant at the time or times at which the forfeiture restrictions on the Restricted Shares lapse. The Participant is strongly encouraged to seek the advice of his or her own tax consultant in connection with the issuance of the Restricted Shares and the advisability of filing of the election under Section 83(b) of the Code. THE PARTICIPANT ACKNOWLEDGES THAT IT IS NOT THE COMPANY’S RESPONSIBILITY, BUT RATHER IS THE PARTICIPANT’S SOLE RESPONSIBILITY, TO FILE THE ELECTION UNDER SECTION 83(b) TIMELY. If the Participant files an election under Section 83(b) of the Code, the Participant shall promptly furnish the Company with a copy of the election. A form of election under Section 83(b) of the Code is attached hereto as Exhibit C for reference.

15. No Guarantee of Continued Service. The Participant acknowledges and agrees that (i) nothing in this Agreement or the Plan confers on the Participant any right to continue in an employment, service or consulting relationship with the Company or any of its Affiliates, nor shall it affect in any way the Participant’s right or the Company’s or any of its Affiliates’ right to terminate the Participant’s employment, service, or consulting relationship at any time, with or without cause, subject to any employment or service agreement that may have been entered into by the Company or any of its Affiliates’ and the Participant; and (ii) the Company would not have granted this Award to the Participant but for these acknowledgements and agreements.

16. Notices. Notices or communications to be made hereunder shall be in writing and shall be delivered in person, by registered mail, by confirmed facsimile or by a reputable overnight courier service to the Company at its principal office or to the Participant at his or her address contained in the records of the Company. Alternatively, notices and other communications may be provided in the form and manner of such electronic means as the Company may permit.

17. Entire Agreement; Governing Law. The Plan is incorporated herein by reference. The Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company or its Affiliates and the Participant with respect to the subject matter hereof, and except as provided in the Plan, may not be modified in a manner material and adverse to the Participant’s interest except by means of a writing signed by the Company and the Participant. In the event of any conflict between this Agreement and the Plan, the Plan shall be controlling. This Agreement shall be construed under the laws of the State of Texas, without regard to conflict of laws principles.

18. Opportunity for Review. The Participant and the Company agree that this Award is granted under and governed by the terms and conditions of the Plan and this Agreement. The Participant has reviewed the Plan and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to accepting this Agreement and fully understands all provisions of the Plan and this Agreement. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan and this Agreement. The Participant further agrees to promptly notify the Company upon any change in Participant’s residence address.

19. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and the Participant and their respective permitted successors, assigns, heirs, beneficiaries and representatives.

20. Section 409A Compliance. To the extent that this Agreement and the award of Restricted Shares hereunder are or become subject to the provisions of Section 409A of the Code, the Company and the Participant agree that this Agreement may be amended or modified by the Company, in its sole and absolute discretion and without the Participant’s consent, as appropriate to maintain compliance with the provisions of Section 409A of the Code.

21. Recoupment. Notwithstanding anything to the contrary contained herein, any amounts paid hereunder shall be subject to recoupment in accordance with The Dodd–Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company, as in effect from time to time, or as is otherwise required by Applicable Law. The recoupment rights under this Section are in addition to, and not in limitation of, the Company’s forfeiture and clawback rights set forth in Section 5.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in Exhibit A.

CHRONOSCALE HOLDINGS CORPORATION

By:
Name:
Title:

PARTICIPANT

Name: